Exhibit 1.1

UNDERWRITING AGREEMENT

August 4, 2009

Cott Corporation

5519 W. Idlewild Avenue

Tampa, Florida

United States 33634

Attention: Mr. Jerry Fowden, Chief Executive Officer

We understand that Cott Corporation (the “Company”) desires to issue and sell to TD Securities Inc. (“TD” or the “Lead Underwriter”), CIBC World Markets Inc. (“CIBC”) and BMO Nesbitt Burns Inc., (together with TD and CIBC, the “Underwriters”) 9,435,000 common shares at a price of $5.30 per common share (the “Offered Shares”).

We further understand that the Company has filed a Canadian Shelf Prospectus (as defined below) and a US Base Prospectus (as defined below) relating to the issuance of securities and is prepared:

(i)	to authorize and issue the Offered Shares; and

(ii)	to prepare and file, without delay, Prospectus Supplements (as defined below) and all necessary related documents in order to qualify the Offered Shares for distribution in each of the Qualifying Jurisdictions.

The Underwriters hereby offer to purchase from the Company, upon and subject to the terms and conditions contained herein, and by its acceptance hereof, the Company agrees to sell to the Underwriters, at the Closing Time the Offered Shares at an aggregate purchase price of $50,005,500 (the “Gross Proceeds”).

In consideration of the Underwriters’ agreement to purchase the Offered Shares which will result from the Company’s acceptance of this offer and in consideration of the services to be rendered by the Underwriters in connection therewith, including assisting in preparing documentation relating to the Offered Shares, including the Prospectus Supplements (as defined below), distributing the Offered Shares to the public directly and through other investment dealers and brokers and performing administrative work in connection with the distribution of the Offered Shares, the Company agrees to pay to TD, on behalf of the Underwriters, an underwriting fee equal to 4.00% of the Gross Proceeds, being an aggregate fee of $2,000,220 (the “Underwriting Fee”).

Terms and Conditions

1.	Definitions and Interpretation

1.1	Whenever used in this Agreement:

“1934 Act” means the Securities Exchange Act of 1934, as amended;

“Agreement” means the agreement resulting from the acceptance by the Company of the terms of this letter;

“AIF” means the annual report on Form 10-K of the Company dated March 11, 2009 and filed pursuant to Section 13 or 15(d) of the 1934 Act ;

“Amendment” means, as applicable, any amendment to the Registration Statement, US Base Prospectus, the Canadian Shelf Prospectus, or any Prospectus Supplement, including all documents subsequently filed by the Company with the SEC pursuant to the 1934 Act that are deemed to be incorporated by reference therein;

“Auditors” means PricewaterhouseCoopers LLP;

“Business Day” means a day which is not a Saturday, a Sunday or a statutory or legal holiday in Toronto or New York;

“Canadian Prospectus Supplement” means the prospectus supplement of the Company to be filed with the OSC to supplement the Canadian Shelf Prospectus to qualify the Offered Shares for distribution in the Provinces including the Documents Incorporated by Reference;

“Canadian Shelf Prospectus” means the (final) short form base shelf prospectus of the Company dated June 17, 2009 filed with the OSC, including the Documents Incorporated by Reference (which are incorporated by reference therein);

“CIBC” has the meaning ascribed to it in the first paragraph of this Agreement above;

“Claim” has the meaning ascribed thereto in Section 9.2;

“Closing Date” means August 11, 2009 or such other date as the Company and the Underwriters may mutually agree upon in writing but, in any event, not later than August 28, 2009;

“Closing Time” means 8:15 a.m., Toronto time, on the Closing Date, or such other time on the Closing Date as the Company and the Underwriters may mutually agree upon in writing;

“Company” means Cott Corporation;

“Documents Incorporated by Reference” means the (i) AIF, (ii) the Company’s audited comparative consolidated financial statements prepared in accordance with US GAAP and the notes thereto for the financial year ended December 27, 2008, together with the Auditors’ report thereon and the management’s discussion and analysis relating thereto, (iii) the Company’s unaudited comparative consolidated interim financial statements and the notes thereto for the interim period ended March 28, 2009, together with the management’s discussion and analysis relating thereto, (iv) the Company’s unaudited comparative consolidated interim financial statements and the notes thereto for the interim period ended June 27, 2009, together with the management’s discussion and analysis relating thereto; (v) the Company’s material change reports dated February 22, 2009 and

February 26, 2009, (v) the report on Form 8-K dated May 29, 2009 in respect of an update to the financial information in the Company’s AIF; (vi) the Management Information Circular and all material change reports of the Company (other than confidential reports) filed with the securities commissions or other regulatory bodies on or after the date of the above noted audited comparative consolidated financial statements, and on or before the Closing Time; and (vii) any other documents required or deemed to be incorporated by reference in accordance with applicable Securities Laws;

“Effective Date” means each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective;

“Environmental Laws” has the meaning ascribed thereto in subsection 6.1.41;

“Execution Time” means the date and time that this Agreement is executed and delivered by the parties hereto;

“Financial Information” means any financial statement, auditors’ reports, accounting data and other numerical data contained in the Supplemental Prospectus or any document incorporated by reference therein;

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 of the Securities Act;

“GAAP” means generally accepted accounting principles;

“Governmental Body” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; (iii) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above; or (iv) any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter;

“Gross Proceeds” has the meaning to it in the second paragraph of this Agreement above;

“Hazardous Materials” has the meaning ascribed thereto in subsection 6.1.41;

“Indemnified Party” has the meaning ascribed thereto in subsection 9.1;

“Indemnifying Party” has the meaning ascribed thereto in subsection 9.1;

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433 of the Securities Act;

“Law” means any and all laws, including all federal, provincial, state and local statutes, codes, ordinances, guidelines, decrees, rules, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, directives, decisions, rulings or awards or other requirements of any Governmental Body, binding on or affecting the Person referred to in the context in which the term is used;

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature, including any arrangement or condition which, in substance, secures payment or performance of an obligation;

“Management Information Circular” means the proxy circular dated March 31, 2009 in connection with the May 1, 2009 annual meeting of shareholders of the Company;

“Material Adverse Effect” has the meaning ascribed to it in Section 6.1.17;

“Material Subsidiaries” mean, collectively, Cott Beverages Limited, Cott Beverages Inc. and Northeast Retailer Brands LLC;

“OFAC” has the meaning ascribed to it in Section 6.1.49;

“Offered Shares” has the meaning ascribed to it in the first paragraph of this Agreement above;

“OSC” means the Ontario Securities Commission;

“Owned Real Property” has the meaning ascribed to it in Section 6.1.37;

“Permitted Liens” means (i) Liens for taxes and other obligations owing to Governmental Bodies and assessments not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (ii) Liens imposed by Law and incurred in the ordinary course for obligations not yet due or delinquent, (iii) Liens in respect of pledges or deposits under workers’ compensation, social security or similar Laws, (iv) easements, restrictions and reservations of record, if any, that do not materially detract from the value of or materially impair the use of the property affected, (v) building and zoning by-laws, Laws, ordinances and regulations that do not materially detract from the value of or materially impair the use of the property affected, (vi) Liens securing indebtedness reflected in the Financial Information, and (vii) other Liens or imperfections on property which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfections;

“Person” means any individual, partnership, limited partnership, joint venture, sole proprietorship, company or corporation, trust, trustee, unincorporated organization, a government or an agency or political subdivision thereof;

“Prospectus Supplements” means together, the Canadian Prospectus Supplement and the US Prospectus Supplement ;

“Provinces” means all of the provinces of Canada except Québec and excludes all the territories of Canada;

“Qualification Deadline” means 11:00 p.m. Toronto time on August 4, 2009 or such later date and time as the Company and the Underwriters may mutually agree upon in writing;

“Qualifying Jurisdictions” means the Provinces and the United States of America;

“Registration Statement” means the registration statement filed on Form S-3 (file number 333-159617), including a related US Base Prospectus, for registration under the Securities Act of the offering and sale of the Offered Shares, including exhibits and financial statements and any prospectus supplement relating to the Offered Shares that is filed with the SEC pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event of any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, also means such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be;

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the Registration Statement;

“SEC” means the Securities Exchange Commission of the United States;

“Securities Act” means the Securities Act of 1933, as amended;

“Securities Laws” means collectively, and, as the context may require, the securities legislation, regulations and the policies of the securities regulatory bodies of the Qualifying Jurisdictions including, without limitation, National Instrument 44-102 of the Canadian Securities Administrators;

“Selling Firm(s)” has the meaning ascribed thereto in subsection 2.2;

“Shares” means the common shares of the Company;

“Stock Exchanges” means the TSX and the New York Stock Exchange;

“Supplementary Material” means, collectively, all supplemental or additional or ancillary material, information, evidence, returns, reports, applications, statements or documents related to the Canadian Shelf Prospectus, the US Base Prospectus, the Prospectus Supplements or any Amendment;

“Supplemented Prospectus” means collectively, the Canadian Shelf Prospectus, as supplemented by the Canadian Prospectus Supplement and the US Base Prospectus, as supplemented by the US Prospectus Supplement;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder;

“TD” or “Lead Underwriter” has the meaning ascribed to it in the first paragraph of this Agreement above;

“TSX” means the Toronto Stock Exchange;

“Transaction Documents” means all documents executed or delivered or to be executed or delivered pursuant to the distribution of the Offered Shares and this Agreement;

“Underwriters” has the meaning ascribed to it in the first paragraph of this Agreement above;

“Underwriters’ Disclosure” means disclosure relating solely to the Underwriters and any other disclosure provided to the Company by or on behalf of the Underwriters for inclusion in the applicable disclosure document;

“Underwriting Fee” has the meaning ascribed to it in the fourth paragraph of this Agreement above;

“US Base Prospectus” means the US base prospectus, dated June 16, 2009, contained in the Registration Statement at the Execution Time;

“US Prospectus” means the US Base Prospectus and the US Prospectus Supplement and the documents incorporated by reference;

“US Prospectus Supplement” means the US prospectus supplement of the Company relating to the offer and sale of the Offered Shares filed with the SEC pursuant to Rule 424(b) under the Securities Act; and

1.2	Whenever used in this Agreement, the terms “associate”, “distribution”, “misrepresentation”, “material fact”, “material change” and “senior officer” shall have the meanings given to such terms under applicable Securities Laws, and the terms “affiliate” and “subsidiary” shall have the meanings given to such terms in the Business Corporations Act (Canada).

1.3	Any reference in this Agreement to a designated “Section”, “Subsection”, “Paragraph” or other subdivision refers to the designated section, subsection, paragraph or other subdivision of this Agreement.

1.4	The words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement.

1.5	The word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.6	any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulation.

1.7	Any reference to “party” or “parties” means the Company, the Underwriters, or both, as the context requires.

1.8	The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

1.9	Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender.

1.10	All references to monetary amounts in this Agreement are to the lawful money of the United States of America.

2.	Covenants of the Underwriters

Each of the Underwriters, severally and not jointly and severally, covenants and agrees with the Company that:

2.1	the Company is not a “related issuer” or “connected issuer” of such Underwriter. For the purposes of this Section 2.1, “related issuer” and “connected issuer” have the meanings ascribed thereto in National Instrument 33-105 - Underwriting Conflicts;

2.2

they may offer the Offered Shares for sale to the public in the Qualifying Jurisdictions on behalf of the Company, directly and through other investment dealers and brokers (the Underwriters, together with such other investment dealers and brokers, are referred to herein as the “Selling

Firms”), only as permitted by applicable Securities Laws, upon the terms and conditions set forth in the Supplemented Prospectus and in this Agreement; it shall ensure that each Selling Firm, prior to its appointment as such, has delivered to the Underwriters a representation to the effect that the Company is not a “related issuer” of such Selling Firm, and that each Selling Firm, any “related issuer” or “connected issuer” of such Selling Firm. The Underwriters shall be entitled to assume that the Offered Shares are qualified for distribution in any province of Canada where (i) a receipt or similar document for the Canadian Shelf Prospectus has been obtained from the applicable securities regulatory authority following the filing of the Canadian Shelf Prospectus; and (ii) the Canadian Prospectus Supplement has been filed;

2.3	any offer by such Underwriter or any of its affiliates of Offered Shares in the United States of America will be made in accordance with all applicable Laws and in accordance with the provisions set forth in Schedule “A”;

2.4	it will notify the Company and the Lead Underwriter when, in its opinion, its distribution of the Offered Shares shall have ceased and provide a breakdown of the principal amount of Offered Shares distributed in each Province where such breakdown is required for the purpose of calculating fees payable to a Canadian securities commission or other securities regulatory body; provided, however, that such breakdown shall be provided no later than 30 days following the date on which the distribution of the Offered Shares shall have ceased;

2.5	it will not make any representations or warranties with respect to the Company or the Offered Shares other than as set forth in this Agreement or the Supplemented Prospectus or otherwise with the approval of the Company; and

2.6	provided that it is satisfied, in the Underwriters’ sole discretion, acting reasonably, that it is required to do so, the Underwriters will execute and deliver to the Company the certificate required to be executed by it under applicable Securities Laws in connection with the Supplemented Prospectus and any Amendment.

3.	Covenants of the Company

The Company covenants and agrees with the Underwriters that:

3.1	the Offered Shares will be duly and validly created, authorized and issued on the payment therefor and such Offered Shares will have attributes corresponding in all material respects to the descriptions thereof in this Agreement and the Supplemented Prospectus;

3.2	it has filed a Canadian Shelf Prospectus in each of the Provinces, omitting only such information as is permitted to be omitted for such documents pursuant to the Securities Laws, and has obtained a receipt under Multilateral Instrument 11-102 - Passport System for the Canadian Shelf Prospectus of the OSC, evidencing a receipt thereof and of the Canadian securities regulatory authority in each of the Provinces;

3.3	it shall fulfil to the satisfaction of the Underwriters, acting reasonably, all legal requirements to be fulfilled by it to enable the Offered Shares to be offered for sale and sold to the public by or through the Selling Firms who comply with all applicable Securities Laws in each of the Qualifying Jurisdictions; the Company will use its commercially reasonable efforts to fulfil all legal requirements to permit the distribution of the Offered Shares in each Qualifying Jurisdiction as soon as possible but in any event not later than the Qualification Deadline; such fulfilment shall include, without limiting the generality of the foregoing, compliance with all applicable Securities Laws including, without limitation, compliance with all requirements with respect to and the preparation and filing of the Prospectus Supplements in each of the Qualifying Jurisdictions;

3.4	it shall allow and assist the Underwriters to participate fully in the preparation of the Prospectus Supplements and any Amendment and shall allow the Underwriters to conduct all “due diligence” investigations which the Underwriters may reasonably require to fulfil its obligations as underwriters and to enable the Underwriters responsibly to execute any certificate required to be executed by the Underwriters in such documentation; and

3.5

it will comply with Section 57 of the Securities Act (Ontario) and with the other comparable provisions of the applicable Securities Laws in each of the Provinces and during the period from the date hereof to the completion of distribution of the Offered Shares, will promptly inform the Underwriters in writing of the full particulars of any material change (for greater certainty, material in the context of all assets of the Company considered together), actual, anticipated or threatened, in the operating, financial or physical condition of the assets of the Company or any of them, or in business of the Company or of any change in any material fact contained or referred to in the Supplemented Prospectus or any Amendment or Supplementary Material thereto, and of the existence of any material fact which is, or may be, of such a nature as to render the Canadian Shelf Prospectus, the US Base Prospectus, the Supplemented Prospectus or any Amendment or Supplementary Material thereto, untrue, false or misleading in a material respect or result in a misrepresentation. The Company shall, to the satisfaction of the Underwriters and their counsel, acting reasonably, promptly comply with all applicable filing and other requirements under Securities Laws in each of the Provinces as a result of such change. The Company shall, in good faith, first discuss with the Underwriters any change in circumstances (actual or proposed within the Company’s knowledge) which is of such a nature that there is reasonable doubt whether notice need be given to the Underwriters pursuant to this subsection 3.5 and, in any event, prior to making any filing referred to in this subsection 3.5. For greater certainty, it is understood and agreed that if the Underwriters determine, after consultation with the Company, that a material change or change in a material fact has occurred which makes untrue or misleading any statement of a material fact contained in the Supplemented Prospectus or any Amendment or Supplementary Material thereto, or which may result in a misrepresentation, the Company will:

3.5.1	prepare and file promptly at the request of the Underwriters any Amendment which in their opinion, acting reasonably, may be necessary or advisable; and

3.5.2	contemporaneously with filing the Amendment under the applicable laws of the Qualifying Jurisdictions, deliver to the Underwriters:

3.5.2.1	a copy of the Amendment, originally signed as required by the Securities Laws;

3.5.2.2	an originally signed copy of all documents relating to the proposed distribution of the Offered Shares and filed with the Amendment under the applicable Securities Laws; and

3.5.2.3	such other documents as the Underwriters shall reasonably require.

3.6	The Company shall use reasonable efforts to qualify the Offered Shares for sale under the securities laws of such jurisdictions as the Underwriters reasonably designate (other than the province of Québec) and to continue such qualifications in effect so long as required for the distribution of the Offered Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to execute a general consent to service of process in any state or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

3.7

The Company and its subsidiaries will comply in all material respects with the applicable provisions of the Sarbanes Oxley Act, including, without limitation, maintaining such controls and other procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to the Company’s management to ensure that material information relating to the Company and its subsidiaries is made known to them by others within those entities.

3.8	In connection with the distribution of the Offered Securities in the United States, it shall comply with applicable Law and with Schedule “A” attached hereto.

4.	Deliveries

The Company shall cause to be delivered to the Underwriters:

4.1	as soon as they are available to the Company, copies of the Supplemented Prospectus, the Registration Statement, any Amendments, as required by the Securities Laws and any Issuer Free Writing Prospectus, in each case as soon as available to the Company and in such quantities as the Underwriters may from time to time reasonably request;

4.2	contemporaneously with or prior to the filing of the Supplemented Prospectus and any Amendment: (i) a copy of any other document required to be filed by the Company under the Securities Laws in connection with the offering contemplated herein; and (ii) evidence satisfactory to the Underwriters that application for the approval of the listing and posting for trading on the Stock Exchanges of the Offered Shares has been made;

4.3	at each of (i) the Execution Time or as soon as possible thereafter and in any event prior to 9:00 am EST on the date immediately following the date of the Execution Time and (ii) the Closing Time, comfort letters of the Auditors (which, in the case of the comfort letters to be delivered at the Closing Time, may each refer to the applicable letter previously delivered to the Underwriters) dated as of such dates and addressed to the Underwriters and the board of directors of the Company, in form and substance satisfactory to the Underwriters, acting reasonably, relating to (i) the independence of the Auditors and confirming their independence within the meaning of the Securities Act and the 1934 Act and the respective rules and regulations of the SEC thereunder, and that they are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the SEC and (ii) the agreement of certain of the Financial Information contained, or incorporated by reference in the Supplemented Prospectus or any Amendment, as the case may be to the accounting records which are subject to control over financial reporting. The letters shall also include representations based on inquiries of certain officials of the Company and the reading of the latest available interim financial data on matters involving changes or developments since the respective dates of which the Financial Information is given to a date, which is the later of (i) a date not more than two Business Days prior to the date of each such letter; or (ii) the date of the latest Financial Information. These letters shall be in addition to the Auditors’ report incorporated by reference in the Supplemented Prospectus or Amendment; and

4.4	as soon as they are available to the Company, such numbers of copies of the Supplemented Prospectus and any Amendment for distribution to purchasers of the Offered Shares, as the Underwriters may reasonably require, without charge, in such cities in the Qualifying Jurisdictions as the Underwriters may reasonably request.

5.	Representations and Warranties - Supplemented Prospectus

5.1	The delivery to the Underwriters of the documents referred to in subsections 4.1, 4.2, 4.3, and 4.4 hereof shall constitute:

5.1.1	the representation and warranty of the Company to the Underwriters that each such document at the time of its respective delivery fully complied with the requirements of the Securities Laws pursuant to which it was or is prepared (if any), and, as applicable, filed (if any) and that all the information and statements contained therein (except information and statements relating solely to the Underwriters’ Disclosure) are, at the respective dates of delivery thereof, true and correct, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Company and its subsidiaries, taken together, and the Offered Shares as required by applicable Securities Laws; and

5.1.2	the representation and warranty of the Company to the Underwriters, that, except as has been publicly disclosed, since June 27, 2009, there has been no adverse material change, actual, contemplated or, to the best of the Company’s knowledge, threatened, in the business, affairs, operations, assets, liabilities, contingent or otherwise, capital or ownership of the Company.

5.2	The Company consents to the use by the Underwriters of such documents in connection with the distribution of the Offered Shares in the Qualifying Jurisdictions in compliance with the provisions of this Agreement.

6.	Representations and Warranties - General

6.1	The Company represents and warrants to each of the Underwriters, as of the date hereof (it being understood that any certificate signed by any officer of the Company and delivered to the Underwriters shall be deemed a representation and warranty by the Company to each of the Underwriters as to matters covered thereby), and acknowledges that each of the Underwriters is relying upon such representations and warranties, that:

6.1.1

Power and Authority. The Company and each of the Material Subsidiaries has been duly incorporated, continued or amalgamated, as the case may be, and organized and is existing under the laws of its respective jurisdiction of incorporation, continuance or amalgamation and has all requisite corporate power, capacity and authority to carry on its business as now conducted or contemplated to be conducted and to own, lease and operate its property and assets and, in the case of the Company, to execute, deliver and perform its obligations hereunder;

6.1.2	Reporting Issuer Status. The Company is a “reporting issuer”, or the equivalent thereof, in each of the Provinces, and the Company has fulfilled all requirements to be fulfilled by the Company including the filing of all continuous disclosure materials required to be filed pursuant to applicable Securities Laws, but excluding the preparation and filing of the Supplemented Prospectus, to enable the Offered Shares to be offered for sale and sold to the public in all Qualifying Jurisdictions through registrants who have complied with the relevant provisions of applicable Securities Laws;

6.1.3	Corporate Action. All necessary corporate action has been taken by the Company to authorize the issuance, sale and delivery of the Offered Shares on the terms set forth in this Agreement and, upon payment therefor, the Offered Shares will be validly issued and outstanding as fully paid and non-assessable;

6.1.4	Due Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought;

6.1.5	No Violation or Default. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein do not and will not:

6.1.5.1	result in any violation of any of the provisions of the constating documents, by-laws or any resolutions of the directors (or committees of directors) or shareholders of the Company or any of its subsidiaries;

6.1.5.2	conflict with, or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation or imposition of any encumbrance on the property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement, indenture, hypothec, deed of trust or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except where such breach, violation, default or encumbrance would not have a Material Adverse Effect; or

6.1.5.3	result in any violation of any statute or any order, rule or regulation of any court or Governmental Body having jurisdiction over the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries, except where such violation would not have a Material Adverse Effect;

6.1.6	Consent of Governmental Body, etc. Other than as may be required under the Securities Laws or by the Exchanges, no consent, approval, authorization, order, registration or qualification of or with any court or Governmental Body is required for the sale and delivery of the Offered Shares, as contemplated by this Agreement, or the consummation by the Company of the other transactions contemplated by this Agreement;

6.1.7	Execution of Prospectus. The Company has the necessary power and authority to execute and deliver the Supplemented Prospectus, any Amendment or Supplementary Material and all requisite action has been taken by the Company to authorize the execution and delivery of the Supplemented Prospectus, any Amendment, any Supplementary Material and all ancillary documentation and the filing thereof, as the case may be, in each of the Qualifying Jurisdictions;

6.1.8	Authorized Capital. The authorized and issued share capital of the Company is as set out in the Prospectus Supplements and all securities of the Company described in the Prospectus Supplements as having been issued have been validly issued and are outstanding as fully paid and non-assessable;

6.1.9	Registrar and Transfer Agent. Computershare Investor Services Inc. has been duly appointed as the registrar and transfer agent of the Company with respect to its Shares in Canada and Computershare Trust Company N.A. has been duly appointed as the registrar and transfer agent of the Company with respect to its Shares in the United States of America;

6.1.10	Voting. Except as disclosed in the Supplemented Prospectus, to the knowledge of the Company, there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of the Company or any of its subsidiaries;

6.1.11	Creation and Issuance of Shares. The Offered Shares will be, upon issuance, duly created and validly issued and are outstanding as fully paid common shares of the Company, and will not have been issued in violation of or subject to any pre-emptive rights or contractual rights to purchase securities issued by the Company;

6.1.12	No Pre-Emptive Rights. No person, firm or corporation (except for the Underwriters hereunder) has, or will have at the Closing Date, any agreement or any option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from the Company or any of its Material Subsidiaries, or issuance of, or subscription for, any securities of the Company or any of its Material Subsidiaries, except as disclosed in the Supplemented Prospectus or as may be granted pursuant to the Company’s existing stock incentive plans, stock purchase or similar plans offered to directors, officers and employees in the ordinary course of business or where the existence of such agreement, option, right or privilege, whether or not exercised, would not have a Material Adverse Effect;

6.1.13	Certificates. The form and terms of the certificate for the common shares of the Company have been approved and adopted by the board of directors of the Company and do not conflict with any applicable laws and comply with the rules of the Exchanges, respectively;

6.1.14	Listing of Shares. Application has been made to list the Offered Shares on the TSX. The outstanding Shares are listed and posted for trading on the Stock Exchanges. There is no action pending to delist the Shares from either of the Stock Exchanges or any other trading market on which the Shares are or have been listed or quoted, nor has the Company received any notification that either of the Stock Exchanges or any other such trading market is currently contemplating terminating such listing. When issued, the Offered Shares will be listed on the Stock Exchanges at the Closing Time, subject to satisfaction by the Company of customary post-closing conditions imposed by the Stock Exchanges in similar circumstances;

6.1.15

Subsidiaries. Other than the Material Subsidiaries, the Company has no subsidiaries which hold in excess of 5% of the consolidated assets of the Company as at the date of its most recently completed financial year end or earned in excess of 5% of the consolidated revenue or income of the Company during its most recently completed financial year, or which are otherwise material to the business of the Company and the subsidiaries which are not Material Subsidiaries do not in the aggregate hold in excess of 10% of the consolidated assets of the Company as at the date of the most recently completed financial year end or earned in the aggregate in excess of 10% of the consolidated revenue or income of the Company during its most recently completed financial year; the Company’s direct or indirect ownership interest in each Material Subsidiary is held free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever; and all such securities have been validly issued and are outstanding as fully paid and non-assessable;

6.1.16	Compliance with Laws. The Company and each of its subsidiaries has complied with, is not in violation of, and has not received any notice of violation relating to, any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its property and assets, including, without limitation, (A) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering laws, rules or regulations, (B) any laws, rules or regulations related to health, safety or the environment, including those relating to the regulation of hazardous substances (C) the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder that are effective with respect to the Company and its subsidiaries on the date of this Agreement, (D) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (E) the Employment Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder, in each case except where the failure to be in compliance is not reasonably likely to result in a Material Adverse Effect.

6.1.17	Conduct of Business. The Company and each of its subsidiaries has conducted and is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which it carries on business (except where non-compliance with such laws, rules or regulations would not have a material adverse effect on the assets, properties, business, affairs, results of operations, prospects or condition (financial or otherwise) of the Company and its subsidiaries on a consolidated basis (a “Material Adverse Effect”), and holds all licenses, permits, registrations and qualifications which are material to the Company and its subsidiaries on a consolidated basis in all jurisdictions in which it carries on business to carry on its business as now conducted and as presently proposed to be conducted and all such licenses, registrations or qualifications are valid and existing and in good standing except where such invalidity or inexistence would not have a Material Adverse Effect;

6.1.18

Licenses and Permits. The Company and its subsidiaries possess all licences, permits, franchises, certificates, registrations and authorizations necessary to conduct their business and own their property and assets and are not in default or breach of any of the foregoing, except for failures to possess, defaults or breaches which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the business, affairs and operations of the Company, all such licences, permits, franchises, certificates, registrations or authorizations are renewable on terms or conditions that would not reasonably be expected to have a Material Adverse Effect and no proceeding is pending or threatened to revoke or limit any of the foregoing;

6.1.19	No Violation or Default. No event of default, and no event which after the giving of notice or the lapse of time or both would constitute an event of default, has occurred and is outstanding under any agreement or instrument relating to the indebtedness for borrowed money of the Company or any of its subsidiaries and no default under any agreement to which the Company or any of its subsidiaries is a party will occur as a result of the entering into of this Agreement or the performance by the Company of its obligations thereunder, which event of default or default would have a Material Adverse Effect;

6.1.20	Litigation, Suits, etc. Except as is disclosed in the Supplemented Prospectus or any Amendment, there is no action, suit, proceeding or inquiry before any court, Governmental Body, pending or to the Company’s knowledge threatened, to which the Company or any of its subsidiaries is a party or to which any property or assets of the Company or any of its subsidiaries is subject, which might result in any adverse material change in the condition (financial or otherwise), business or prospects of the Company and its subsidiaries on a consolidated basis or which might have a Material Adverse Effect, or which would reasonably be expected to negatively affect the validity of the sale or delivery of the Offered Shares or the validity of any other action taken or to be taken by the Company in connection with this Agreement;

6.1.21	Cease Trade Orders. No Governmental Body has issued any order preventing or suspending the trading of the Company’s securities, the use of the Supplemented Prospectus, any Amendment, any Supplementary Material or the distribution of the Offered Shares and the Company is not aware of any investigation, order, inquiry or proceeding which has been commenced or which is pending, contemplated or threatened by any such authority;

6.1.22

Tax. The Company and each of its subsidiaries have filed all federal, state, provincial, local and foreign tax returns which are required to be filed through the date hereof, or have received extensions thereof, and have paid all applicable taxes and all assessments received by them to the extent that the same have become due, except where, in any such case, the failure to make such filing or payment would not have a Material Adverse Effect and except for those taxes and assessments that are currently being challenged and for which a reserve has been taken. There are no tax audits or investigations pending, which if adversely determined would have a Material

Adverse Effect. There are no proposed additional tax assessments against the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect ;

6.1.23	Financial Information. The Financial Information contained, or incorporated by reference, in the Supplemented Prospectus, together with the notes thereto, have been prepared in accordance with U.S. GAAP and present fairly, in all material respects, the financial condition and the results of operations, changes in shareholders equity, and cash flow of the business as at the dates and for the periods referred to in those financial statements;

6.1.24	Market Data. All statistical or market-related data included or incorporated by reference in the Registration Statement, the US Prospectus, the Canadian Shelf Prospectus and the Canadian Prospectus Supplement are based on or derived from sources that the Company reasonably believes to be reliable and accurate.

6.1.25	Indebtedness. Except as disclosed in the Supplemented Prospectus, for ordinary course trade debt and debt secured by Permitted Liens, none of the Company or its Material Subsidiaries has outstanding any bonds, debentures, notes, mortgages or other indebtedness for borrowed money and none of the Company or its subsidiaries has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness for borrowed money. Other than as disclosed in the Supplemented Prospectus, none of the Company or its subsidiaries has given or agreed to give, and is not a party to or bound by, any guarantee of (i) indebtedness, (ii) other obligations of any person or (iii) any other commitment by which any of the Company or its subsidiaries is, or is contingently, responsible for any such indebtedness or other obligations;

6.1.26	Contingent Liabilities. Except as disclosed in the Supplemented Prospectus, the Company and its subsidiaries do not have any contingent liabilities in excess of the liabilities that are either reflected or reserved against in the Financial Information which would reasonably be expected to be material to the condition of the Company;

6.1.27	Off-Balance Sheet Transactions. Other than as disclosed in the Financial Information, there are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on the financial condition, changes in financial condition, results of operations, earnings, cash flow, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses of the Company or that would reasonably be expected to be material to an investor in making a decision to purchase the Offered Shares;

6.1.28	Related Party Matters. Except as disclosed in the Supplemented Prospectus, none of the officers or employees of the Company or any of its subsidiaries, any person who owns, directly or indirectly, more than 10% of any class of securities of the Company or securities of any person exchangeable for more than 10% of any class of securities of the Company, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction with the Company or any of its subsidiaries which, as the case may be, materially affects, is material to or will materially affect the Company and its subsidiaries on a consolidated basis;

6.1.29	Internal Controls. The Company and each of its subsidiaries maintains a system of internal controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the financial statements to be fairly presented in accordance with US GAAP and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to differences; (v) material information relating to the Company and its subsidiaries is made known to those within the Company responsible for the preparation of the financial statements during the period in which the financial statements have been prepared and that such material information is disclosed to the public within the time periods required by applicable Laws; and (vi) all significant deficiencies and material weaknesses in the design or operation of such internal controls that could adversely affect the Company’s ability to disclose to the public information required to be disclosed by it in accordance with applicable Law and all fraud, whether or not material, that involves management or employees that have a significant role in the Company’s internal controls have been disclosed to the audit committee of the Company’s board of directors;

6.1.30

Indebtedness of Directors, Officers, etc. Except as disclosed in the Supplemented Prospectus, no employee, officer, shareholder, or director (or affiliate of such Person) of any of the Company or its Material Subsidiaries is indebted to any of the Company or its subsidiaries nor are any of the Company or its subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for (i) payment of salary, bonus and other employment or consulting compensation, (ii) reimbursement for expenses duly incurred in connection with the business, affairs and operations of the Company, and (iii) for other standard employee benefits made generally available to all employees;

6.1.31	Employment-related Liabilities. The Company and each of its Material Subsidiaries have satisfied all obligations under, and there are no outstanding defaults or violations with respect to, and no taxes, penalties, or fees are owing or exigible under or in respect of, any employee benefit, incentive, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, arrangements or practices relating to the current or former employees, officers or directors of the Company and its Material Subsidiaries maintained, sponsored or funded by them, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered and all contributions or premiums required to be paid thereunder have been made in a timely fashion and any such plan or arrangement which is a funded plan or arrangement is fully funded on an ongoing and termination basis;

6.1.32	Pension Plans. Except as described in the Supplemented Prospectus, none of the Company or its Material Subsidiaries currently sponsor, maintain, contribute to or have any liability to, nor has ever sponsored, maintained, contributed to or incurred any liability to a “registered pension plan”, a “deferred profit sharing plan” or a “retirement compensation arrangement” as defined under the Tax Act or any other plan organized and administered to provide pensions for employees;

6.1.33	Labour Matters. Neither the Company nor any of its subsidiaries is involved in any labour dispute nor, to the best of the Company’s knowledge, is any such dispute threatened, which dispute in either case would have a Material Adverse Effect. The Company is not aware of any existing or imminent labour disturbance by the employees of any of its principal suppliers or contractors which would have a Material Adverse Effect;

6.1.34

Collective Agreement. Except as disclosed in the Supplemented Prospectus, (a) no collective agreement is currently being negotiated by any of the Company, its subsidiaries or any other Person in respect of the Company’s business to the knowledge of the Company, and (b) there are no collective agreements in force with respect to the employees employed in the Company’s business. Except as disclosed in the Supplemented Prospectus, no trade union, employee association or other similar entity has any bargaining rights acquired by certification, voluntary recognition or successor rights with respect to the employees of the Company or its Material Subsidiaries or has applied, or to its knowledge, threatened to apply to be certified as bargaining agent of the employees employed in the Company’s business;

6.1.35	Compliance with Employment Laws. Each of the Company and its subsidiaries is in compliance in all material respects with all terms and conditions of employment and all Laws respecting employment, including pay equity, wages and hours of work, occupational health and safety, workplace safety and insurance/workers’ compensation and human rights, and there are no outstanding claims, complaints, investigations or orders under any such Laws, other than any such claims, complaints, investigations or orders that, in the aggregate, would not have a Material Adverse Effect;

6.1.36	Assets. The Company and its subsidiaries have good and marketable title to the property and assets owned by them and hold a valid leasehold interest in all property leased by them, in each case, free and clear of all mortgages, charges and other encumbrances other than those disclosed in the Supplemented Prospectus or those which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

6.1.37	Owned Real Property. Except in any such case as would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to the real property owned by the Company or its subsidiaries (the “Owned Real Property”), (i) the Company or one of its subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens, except for Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein;

6.1.38

Leased Real Property. Except in any such case as would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to the real property leased or subleased to the Company or its subsidiaries, (i) the lease or sublease for such property is enforceable, and none of the Company or any of its subsidiaries or, to the knowledge of the Company, the landlord, is in breach of or default under such lease or sublease, and no event has occurred that, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (ii) no third party has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof, except in each case, for such invalidity, failures to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations, repudiations and rights to terminate or repudiate that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

6.1.39	Significant Acquisitions/Dispositions. Except as set forth in the Supplemented Prospectus, no acquisitions or dispositions have been made by any of the Company or its subsidiaries in the three most recently completed fiscal years that are “significant acquisitions” or “significant dispositions”, and none of the Company or its subsidiaries are a party to any contract with respect to any transaction that would constitute a “probable acquisition”, in each case which would require disclosure in the Supplemented Prospectus in accordance with Securities Laws;

6.1.40	Insurance. The Company and its subsidiaries maintain insurance policies with reputable insurers, except where lack of such policies would not have a Material Adverse Effect, against risks of loss of or damage to its properties, assets and business of such types and in such amounts as are customary in the case of entities engaged in the same or similar businesses and the Company and its subsidiaries are not in default with respect to any provisions of such policies and have not failed to give any notice or to present any claim under any such policy in a due and timely fashion, except for such default or failure which would not have a Material Adverse Effect;

6.1.41

Environmental Matters. Except as disclosed in the Supplemented Prospectus and except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of any applicable Law relating to pollution or occupational health and safety, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including Laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) to the knowledge of the Company, there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against the Company or any of its subsidiaries and (iv) to the knowledge of the

Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Body, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws;

6.1.42	Intellectual Property. The Company and each of its subsidiaries is the absolute owner and, other than as disclosed in the Supplemented Prospectus, has the sole and exclusive right to use, or is the licensee, sub-licensee or franchisee, as the case may be, of all material intellectual property used by it in its business. No event has occurred during the registration or filing of, or during any other proceeding relating to, such intellectual property that would make invalid or unenforceable, or negate the right to use any material intellectual property of the Company or its subsidiaries. The conduct of the business of the Company and its subsidiaries and the use of their intellectual property does not infringe, and neither the Company nor any of its subsidiaries has received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or proprietary right of any other person, the infringement of which or the determination of any alleged infringement against the Company or its subsidiaries would reasonably be expected to have a Material Adverse Effect, and the conduct of the business of the Company and its subsidiaries does not include any activity which may constitute passing off;

6.1.43	No Material Adverse Change. Since June 27, 2009, there has been no adverse material change (actual, anticipated, contemplated or threatened) in the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Company or any of its subsidiaries considered on a consolidated basis except as reflected in the Financial Information or as otherwise set forth in the Supplemented Prospectus or any Amendment, and the business and material property and assets of the Company and its subsidiaries conform in all material respects to the descriptions thereof contained in the Supplemented Prospectus;

6.1.44	Ordinary Course Business. Except as reflected in the Financial Information or as otherwise set forth in the Supplemented Prospectus, since June 27, 2009, the business, affairs and operations of the Company and each of its subsidiaries, considered on a consolidated basis, has been carried on in a manner consistent with the past practices of such business and in the ordinary course of the normal day-to-day operations of such business;

6.1.45	Books and Records. The minute books and corporate records of the Company and its Material Subsidiaries made available to Stikeman Elliott LLP and Shearman & Sterling LLP, Canadian counsel and U.S. counsel, respectively, to the Underwriters, or their local agent counsel in connection with due diligence investigations of the Company for the periods from their respective dates of incorporation, continuance or amalgamation, as the case may be, to the date of examination thereof are the original minute books and records of the Company and its Material Subsidiaries and contain copies of all proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of the Company and its Material Subsidiaries and there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committee of the board of directors of the Company or its Material Subsidiaries to the date of review of such corporate records and minute books not reflected in such minute books and other corporate records;

6.1.46	Broker Fees. Other than the Underwriters and the Selling Firms, there is no person acting or purporting to act at the request of the Company, who is entitled to any brokerage or agency fee in connection with the sale of the Offered Shares;

6.1.47	No Disagreement with Auditors. The Auditors are independent public accountants as required under Canadian Securities Laws and there has not been any reportable disagreement (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the auditors of the Company;

6.1.48	Use of Proceeds. The Company shall use the net proceeds from the sale of the Offered Shares in the manner described in the Supplemented Prospectus; and

6.1.49	OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

6.2	The Company’s representations, warranties and covenants contained in Schedule “A” attached hereto are hereby incorporated by reference herein and made a part hereof.

7.	Conditions of Closing

The following are conditions precedent to the obligations of the Underwriters to purchase the Offered Shares under this Agreement, which conditions the Company covenants to use its best efforts to fulfil within the times set out herein, and which conditions may be waived in writing in whole or in part by the Underwriters:

7.1	receipt by the Underwriters of the following documents:

7.1.1	(A) favourable legal opinions, dated the Closing Date, from (i) the Company’s Canadian counsel, Goodmans LLP; (ii) Company’s US counsel Kirkland & Ellis LLP; (iii) the Underwriters’ Canadian counsel, Stikeman Elliott LLP and (iv) the Underwriters’ US counsel Shearman and Sterling LLP, with respect to all such matters as the Lead Underwriter may reasonably request, including, without limiting the generality of the foregoing, the execution, certification, issue and delivery of the Offered Shares, the authorization, execution, and delivery of this Agreement, the fulfilment of and compliance with the terms and conditions of this Agreement, the enforceability of this Agreement, the appointment of Computershare Trust Company of Canada or Computershare Trust Company N.A. as applicable, as the Company’s transfer agent, and (B) disclosure letters dated the Closing Date from each of Kirkland & Ellis LLP and Shearman and Sterling LLP with respect to the Company’s disclosure in the documents filed with the SEC in connection with the distribution of the Offered Shares, it being understood that such counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than their respective jurisdictions, as applicable, and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of the Company’s officers; and the Underwriters’ counsel may rely on the opinion of the Company’s counsel as to matters which specifically relate to the Company or any of its affiliates;

7.1.2	a certificate, dated the date of delivery and signed by any of the president and chief executive officer or the chief financial officer of the Company, or such other officer of the Company as may be acceptable to the Lead Underwriter, acting reasonably, certifying that:

7.1.2.1	the Company has complied in all material respects with all terms and conditions of this Agreement to be complied with by the Company at or prior to the Closing Time;

7.1.2.2	the representations and warranties of the Company contained herein are true and correct as of the Closing Time;

7.1.2.3	no order, ruling or determination having the effect of ceasing or suspending trading in the Shares has been issued and no proceedings for such purpose are pending or, to the best of the knowledge, information and belief of the person signing such certificate, are contemplated or threatened;

7.1.2.4	no stop order or other order (A) suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof, (B) suspending the qualification of the Offered Shares for offering or sale, or (C) suspending or preventing the use of the US Prospectus or any Issuer Free Writing Prospectus, has been issued, and no proceeding for that purpose has been instituted or, to their knowledge, is contemplated by the SEC or any state or regulatory body; and

7.1.2.5	to the best of the knowledge, information and belief of the persons signing such certificate, after having made reasonable inquiries, since June 27, 2009 there has been no adverse material change in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or ownership of the Company, from that disclosed in the Supplemented Prospectus or any Amendment (as they existed at the time of filing), and certifying to such other matters of a factual nature as the Lead Underwriter and the Underwriters’ counsel may reasonably request;

7.1.3	the comfort letters from the Auditors required to be delivered at the Execution Time and the Closing Time, respectively, pursuant to subsection 4.3;

7.1.4	evidence satisfactory to the Lead Underwriter that the Company has authorized and approved this Agreement, the issuance and sale of the Offered Shares and all matters relating thereto; and

7.1.5	one or more definitive certificates representing a document constituting the Offered Shares registered in the name of CDS & Co., or in such name or names as the Lead Underwriter may direct, against payment to the Company, or as the Company may direct, of the aggregate purchase price of the Offered Shares, less an amount equal to the full amount of the applicable Underwriting Fee, by wire transfer payable in Toronto, all in form and substance satisfactory to the Lead Underwriter acting reasonably;

7.1.6	the Canadian Shelf Prospectus, the US Prospectus, the Prospectus Supplements and any Amendments shall have been filed with the applicable securities regulatory authority in each of the Qualifying Jurisdictions in accordance with Securities Laws;

7.1.7	evidence satisfactory to the Lead Underwriter of the approval of the listing and posting for trading on the Stock Exchanges of the Offered Shares, subject only to the satisfaction by the Company of certain standard listing conditions;

7.1.8	the representations and warranties of the Company contained herein being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

7.1.9	the Company having complied with all covenants and satisfied all terms and conditions to be complied with and satisfied by it at or prior to the Closing Time; and

7.1.10	the Underwriters not having previously terminated its obligations pursuant to subsection 11 of this Agreement.

7.2	The conditions set forth in Schedule “A” in connection with the distribution of the Offered Shares in the United States have been satisfied.

7.3	It shall be a condition precedent to the Company’s obligations to issue the Offered Shares that:

7.3.1	the Underwriters shall have delivered or caused to be delivered to the Company a wire transfer representing the aggregate purchase price payable by the Underwriters for the Offered Shares, less an amount equal to the full amount of the applicable Underwriting Fee;

7.3.2	the Underwriters shall have complied with the covenants and satisfied all terms and conditions to be complied with and satisfied by it at or prior to the Closing Time (which condition may be waived in writing, in whole or in part, by the Company); and

7.3.3	no order shall have been made by any securities regulatory authority in any Qualifying Jurisdiction which restricts in any manner the distribution of the Offered Shares.

7.4	The Company shall make all necessary arrangements for the exchange of the definitive certificates representing or document constituting the Offered Shares delivered pursuant to subsection 7.1 hereof, on the date of delivery, at the principal office in Toronto of the duly appointed registrar and transfer agent for the Offered Shares, or its agent, for definitive certificates representing or documents constituting the Offered Shares in such amounts and registered in such names as shall be designated in writing by any Selling Firm not less than 24 hours prior to the Closing Time. All such exchanges are to be made without cost to the Selling Firms, other than any applicable transfer taxes.

8.	Closing of the Offering

8.1	The closing of the purchase and sale of the Offered Shares provided for in this Agreement shall be completed at the offices of Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, Ontario, M5B 2M6 at the Closing Time.

9.	Indemnity

9.1	The Company (referred to in this Section 9 as the “Indemnifying Party”) agrees to indemnify and save harmless each of the Underwriters and their affiliates and each of their respective directors, officers, employees, shareholders and agents, and each person, if any, who controls the Underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act (each referred to in this Section 9 as an “Indemnified Party”) from and against all liabilities, claims, losses (other than loss of profits in connection with the distribution of the Offered Shares), costs, damages and expenses which an Indemnified Party may suffer or incur or be subject to, including all amounts paid to settle actions or satisfy judgments or awards and all legal fees and expenses that may be incurred in advising with respect to investigating or defending any Claim, in any way caused by, or arising directly or indirectly from, or in consequence of:

9.1.1	any information or statement (except any information or statement relating solely to the Underwriters or any of them and furnished by any of the Underwriters in writing for use therein) contained in the Canadian Shelf Prospectus, as supplemented by the Canadian Prospectus Supplement, any Amendments or Supplementary Material related thereto or in any certificate or other document of the Company or of any officer of the Company or any of its subsidiaries delivered hereunder or pursuant hereto which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

9.1.2	any omission or alleged omission to state in the Canadian Shelf Prospectus, as supplemented by the Canadian Prospectus Supplement, any Amendments or Supplementary Material related thereto or any certificate or other document of the Company or any officer of the Company or any of the Material Subsidiaries delivered hereunder or pursuant hereto any fact, whether material or not (except facts relating solely to the Underwriters or any of them), required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

9.1.3	any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in the US Base Prospectus, or any preliminary prospectus supplement relating to the Offered Shares, the US Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information relating solely to the Underwriters or any of them furnished to the Company by or on behalf of the Underwriters or any of them specifically for inclusion therein;

9.1.4	any order made or any inquiry, investigation or proceedings commenced or threatened by any securities commission, stock exchange or other competent authority based upon any actual or alleged untrue statement, omission or misrepresentation (except a statement, omission or misrepresentation relating solely to the Underwriters or any of them and furnished by the Underwriters or any of them in writing for use therein) in the Supplemented Prospectus, any Amendments or Supplementary Material or based upon any actual or alleged failure to comply with Canadian Securities Laws or U.S. Securities Laws (other than any failure or alleged failure to comply by any of the Underwriters or Selling Firms), preventing or restricting the trading in or the distribution of the Offered Shares;

9.1.5	the non-compliance or alleged non-compliance by the Company with any requirement of Securities Laws in any of the Qualifying Jurisdictions in connection with the transactions herein contemplated including the Company’s non-compliance with any statutory requirement to make any document available for inspection; or

9.1.6	any breach of any representation or warranty of the Company contained herein or in any certificate or other document of the Company or of any officers of the Company or any of the Material Subsidiaries delivered hereunder or pursuant hereto or the failure of the Company to comply with any of its obligations hereunder.

9.2	If any matter or thing contemplated by this Section 9 (any such matter or thing being hereinafter referred to as a “Claim”) is asserted against any Indemnified Party, the Indemnified Party shall notify the Indemnifying Party, as soon as practicable, of the nature of such Claim to the extent allowable by law (provided, however, that failure to provide such notice shall not affect the Indemnified Party’s right to indemnification hereunder) and the Indemnifying Party shall be entitled (but not required) to assume the defence of any suit, action or proceeding brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party and that no admission of liability or settlement of any such Claim may be made by the Indemnifying Party or the Indemnified Party without the prior written consent of the other.

9.3	In any such Claim, the Indemnified Party shall have the right to retain separate counsel to act on its behalf provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless:

9.3.1	the Indemnifying Party fails to assume the defence of such Claim on behalf of the Indemnified Party within five Business Days of receiving notice thereof or, having assumed such defence, has failed to pursue it diligently;

9.3.2	the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of the other counsel; or

9.3.3	the named parties to the suit (including any added, third parties or interpleaded parties) include the Indemnified Party and one or more of the Indemnifying Parties and the Indemnified Party has been advised in writing by counsel that there are legal defences available to the Indemnified Party that are different or in addition to those available to the Indemnifying Party or that representation of the Indemnified Party by counsel for the Indemnifying Party is inappropriate as a result of the potential or actual conflicting interests of those represented;

in each of cases Section 9.3.1, Section 9.3.2 and Section 9.3.3, the Indemnifying Party will not have the right to assume the defence of the suit on behalf of the Indemnified Party, but the Indemnifying Party will be liable to pay the fees and expenses of separate counsel for all Indemnified Parties and, in addition, of local counsel in each applicable jurisdiction. Notwithstanding the foregoing, no settlement may be made by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

9.4	In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 9.1 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Underwriters or enforceable otherwise than in accordance with its terms, the Indemnifying Party and the Underwriters shall contribute to the aggregate of all claims, expenses, costs and liabilities and all losses (other than loss of profits) of a nature contemplated in this Section 9 and suffered or incurred by the Indemnified Parties in such proportions as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Party on the other hand from the distribution of the Offered Shares as well as the relative fault of the parties and any other equitable considerations determined by a court of competent jurisdiction; provided that the Underwriters shall not in any event be liable to contribute, in the aggregate, any amounts in excess of the aggregate fee or any portion thereof actually received by the Underwriters hereunder. However, no party who has engaged in any fraud or wilful misconduct shall be entitled to claim contribution from any person who has not engaged in such fraud, fraudulent misrepresentation or negligence.

9.5	The rights of contribution and indemnity provided in this subsection 9.5 shall be in addition to and not in derogation of any other right to contribution and indemnity which the Underwriters may have by statute or otherwise at law.

9.6	In the event that the Indemnifying Party is held to be entitled to contribution from the Underwriters under the provisions of any statute or at law, the Indemnifying Party shall be limited to contribution in an amount not exceeding the lesser of:

9.6.1	the portion of the full amount of the loss or liability giving rise to such contribution for which the Underwriters are responsible, as determined above; and

9.6.2	the amount of the aggregate fee actually received by the Underwriters from the Indemnifying Party hereunder.

9.7	If the Underwriters have reason to believe that a claim for contribution may arise, they shall give the Indemnifying Party notice thereof in writing, but failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation which it may have to the Underwriters under this Section 9.

9.8

The rights of indemnity contained in this Section 9 shall not enure to the benefit of the Underwriters to the extent that the Company has complied with the provisions of Section 4 (in relation to Supplementary Material) and Sections 3.5 and 3.6, as applicable and the person asserting any claim for which indemnity would otherwise be available was not provided with a copy of any Supplementary Material which corrects any misrepresentation contained in the Supplemented Prospectus which is the basis for such claim and which Supplementary Material is required under Securities Laws of the Qualifying Jurisdictions to be delivered to such person.

9.9	With respect to this Section 9, the Company acknowledges and agrees that the Underwriters are contracting on their own behalf and as agent for its affiliates and the respective directors, officers, employees, shareholders and agents of the Underwriters and their affiliates and accordingly the Company hereby constitutes the Underwriters as trustees for each person who is entitled to the covenants of the Company contained in this Section 9 and is not a party hereto and the Underwriters agree to accept such trust and to hold in trust for and to enforce such covenants on behalf of such persons.

10.	Expenses

10.1	Whether or not the transaction herein contemplated shall be completed, all expenses of or incidental to the creation, issue, delivery and marketing of the Offered Shares, including (i) fees and expenses in connection with the preparation, filing, printing and delivery of the Canadian Shelf Prospectus, US Base Prospectus, the Registration Statement, the Prospectus Supplements, any Amendment or Supplementary Material and any other document required to be filed in accordance with applicable Securities Laws to effect the distribution and sale of the Offered Shares; (ii) fees of the transfer agent or registrar, (iii) listing fees, if any; (iv) the fees and disbursements of legal counsel incurred by the Company; and (v) except as set forth in Section 10.2, the fees and disbursements of legal counsel incurred by the Underwriters, shall be borne by the Company.

10.2	The Underwriters shall pay the fees and disbursements of their legal counsel, provided that the issuance and sale of the Offered Shares (i) is completed by the Closing Time; or (ii) is not completed as a result of a breach by the Underwriters or any of them of their obligations hereunder.

11.	Termination

11.1	In addition to any other remedies which may be available to the Underwriters, each of the Underwriters shall be entitled, at its option, to terminate and cancel, without any liability on such Underwriter’s part, its obligations under this Agreement:

11.1.1

if, prior to the Closing Time, any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is instituted, announced or threatened or any order is made by any Governmental Authority (other than an inquiry, action, suit, investigation or proceeding or order based solely upon the activities or alleged activities of any of the Underwriters or any of the Selling Firms), or there is any change of Law, or interpretation or administration thereof, which, in the opinion of any of the Underwriters, operates to prevent or restrict the distribution of the Offered Shares in any of the Qualifying Jurisdictions or would prevent or restrict trading in the Offered Shares of the Company or would reasonably be expected to have a material adverse effect on the market price or value of the Offered Shares;

11.1.2	if, prior to the Closing Time, there should occur any change, a change in any material fact or the existence of a new fact such as is contemplated herein which, in the opinion of any of the Underwriters, could reasonably be expected to result in the purchasers of a material number of Offered Shares exercising their right under applicable Law to withdraw from their purchase thereof or rescind from the purchase thereof or sue for damages in respect thereof or which could reasonably be expected to have a Material Adverse Effect on the market price of the value of the Offered Shares; or

11.1.3	if, prior to the Closing Time, there should develop, or be discovered, occur or come into effect or existence any event, action, state, condition or occurrence of national or international consequence, acts of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions or any action, Law or regulation, inquiry or other occurrence of any nature whatsoever which, in the reasonable opinion of any of the Underwriters, materially adversely affects or involves or may materially adversely affect or involve the financial markets generally or have a Material Adverse Effect on the Company or a material adverse effect on the market price or value of the Offered Shares;

by giving the Company written notice to that effect not later than the Closing Time.

11.2	If any Underwriter terminates its obligations hereunder pursuant to this section 11, the Company’s liability hereunder to the Underwriters shall be limited to the Company’s obligations under sections 9 and 10 hereof.

12.	Underwriters’ Obligation to Purchase Offered Shares

12.1	The Underwriters’ obligation to purchase the Offered Shares at the Closing Time shall be several and not joint, and the Underwriters’ respective obligations in this respect shall be as to the following percentages of the aggregate amount of Offered Shares to be purchased at that time:

TD Securities Inc.	75%
CIBC World Markets Inc.	15%
BMO Nesbitt Burns Inc.	10%

100%

12.2	If an Underwriter fails to purchase its applicable percentage of the aggregate amount of the Offered Shares at the Closing Time, the other Underwriters shall have the right, but shall not be obligated, to purchase, on a pro rata basis (or in such other proportion as the remaining Underwriters may mutually agree) all, but not less than all, of the Offered Shares which would otherwise have been purchased by the Underwriter which fails to purchase. If such right is not exercised, the Underwriters that are able and willing to purchase shall be relieved of all obligations to the Company on submission to the Company of reasonable evidence of their ability and willingness to fulfill their obligations hereunder at the Closing Time, and the Company shall be relieved of all obligations to such Underwriters, except in respect of any liability which may have arisen or may thereafter arise under paragraphs 9 and 10. Nothing in this subparagraph 12.2 shall oblige the Company to sell less than all of the aggregate amount of the Offered Shares or shall relieve any Underwriter in default hereunder from liability to the Company.

12.3	Nothing in this Agreement shall impose on any Underwriter liability to the Company in respect of the default by another Underwriter of its obligations under this Agreement.

13.	Conditions

All of the terms and conditions contained in this Agreement to be satisfied by the Company prior to the Closing Time shall be construed as conditions, and any breach or failure by the Company to comply with any of such terms and conditions shall entitle the Underwriters to terminate its obligations to purchase the Offered Shares by written notice to that effect given to the Company prior to the Closing Time. It is understood and agreed that the Underwriters may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to its rights in respect of any such terms and conditions or any other or subsequent breach or non-compliance; provided, however, that to be binding, any such waiver or extension must be in writing. If any Underwriter elects to terminate its obligations to purchase the Offered Shares as aforesaid, whether the reason for such termination is within or beyond the control of the Company, the liability of the Company hereunder shall be limited to the indemnity referred to in Section 9 hereof and the payment of expenses referred to in Section 10 hereof.

14.	Survival

All warranties, representations, covenants and agreements of the Company herein contained or contained in any other Transaction Documents shall survive the purchase by the Underwriters of the Offered Shares and shall continue in full force and effect for the period hereinafter described, regardless of any investigation which the Underwriters may carry out or which may be carried out on behalf of the Underwriters or otherwise and notwithstanding any subsequent disposition by the Underwriters of the Offered Shares. Such warranties, representations, covenants and agreements of the Company shall survive for such maximum period of time as the Underwriters may be entitled to commence an action, or exercise a right of rescission, with respect to a misrepresentation contained in the Supplemented Prospectus, or an Amendment or either of them, pursuant to applicable Securities Laws in any of the Qualifying Jurisdictions.

15.	Concurrent Offerings

The Company shall not, without the prior written consent of the Lead Underwriter, such consent not to be unreasonably withheld or delayed, create, issue, sell or otherwise lend, transfer or dispose of (or agree or announce any such agreement to create, issue, sell, lend, transfer or dispose of), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of any equity securities of the Company, or any securities exchangeable or convertible into equity securities or enter into an agreement to do any of the foregoing, for the period up to and including 90 days after the Closing Date other than Shares issued (i) on exercise of any currently outstanding options; or (ii) through the Company’s existing share option plans and other existing compensation and incentive plans.

16.	No Fiduciary Duty

The Company hereby acknowledges that (i) the purchase and sale of the Offered Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and each of the Underwriters and any affiliate through which it may be acting, on the other, (ii) each of the Underwriters is acting as principal and not as an agent or fiduciary of the Company and (iii) the Company’s engagement of each of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.	Authority of Lead Underwriter

All steps which must or may be taken by the Underwriters in connection with this Agreement, but with the exception of the steps contemplated by Sections 9, 11, 12.2, 13, may be taken by the Lead Underwriter, acting on the Underwriters’ behalf, and this is the Company’s authority for dealing solely with, and accepting notification from, the Lead Underwriter with respect to any such steps on their behalf. In any event, the Lead Underwriter will consult with the other Underwriters before taking any steps on their behalf in reliance upon the authority in this Section 17.

18.	Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile on a Business Day to the following addresses:

in the case of the Company:

Cott Corporation 5519 W. Idlewild Avenue Tampa, Florida United States 33634

Attention:	Jerry Fowden

Facsimile Number:	(813) 881-1923

with a copy to:

Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario M5B 2M6 Canada

Attention:	Neil Sheehy

Facsimile Number:	(416) 979-2211

in the case of Underwriters:

TD Securities Inc. 66 Wellington Street West P.O. Box 1, TD Bank Tower Toronto, Ontario M5K 1A2 Canada

Attention:	Steve Dumanski

Facsimile Number:	(416) 983-3176

CIBC World Markets Inc. 161 Bay Street, 7th Floor P.O. Box 500 Toronto, Ontario M5J 2S8 Canada

Attention:	Christopher Blackwell

Facsimile Number:	(416) 594-7109

BMO Nesbitt Burns Inc. 1 First Canadian Place P.O Box 150 100 King Street West Toronto, Ontario M5X 1H3 Canada

Attention:	Glenn Gatcliffe

Facsimile Number:	(416) 359-4639

with a copy to:

Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 Canada

Attention:	Jeffrey M. Singer

Facsimile Number:	(416) 947-0866

The Company or the Underwriters may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be deemed to have been given on the day on which it was delivered or sent by facsimile if received during normal business hours; otherwise it shall be deemed to have been received by 9:00 a.m. on the next Business Day.

19.	Time of Essence

Time shall be of the essence of this Agreement.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the courts of such province shall have non-exclusive jurisdiction over any dispute hereunder.

21.	Counterparts

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding and is agreed to by you, will you please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and returning the same to the Underwriters.

[Remainder of page left blank intentionally – signature pages follow]

TD SECURITIES INC.

By:	Signed “Steve Dumanski”
Authorized Signing Officer

By:
Authorized Signing Officer

CIBC WORLD MARKETS INC.

By:	Signed “Christopher Blackwell”
Authorized Signing Officer

By:
Authorized Signing Officer

BMO NESBITT BURNS INC.

By:	Signed “Glenn Gatcliffe”
Authorized Signing Officer

By:
Authorized Signing Officer

Accepted and agreed to as of August 4, 2009

COTT CORPORATION

By:	Signed “Juan Figuereo”
Authorized Signing Officer

By:	Signed “Jerry Fowden”
Authorized Signing Officer

Schedule “A”

Distribution of Offered Shares in the United Sales

1.	Representations of the Company

The Company represents and warrants to each of the Underwriters, as of the date hereof and as of the Closing Date (it being understood that any certificate signed by any officer of the Company and delivered to the Underwriters shall be deemed a representation and warranty by the Company to the Underwriters as to matters covered thereby), and acknowledges that it is relying upon such representations and warranties, that:

1.1	At each time of effectiveness, at the date hereof and at the Closing Date, the Registration Statement and any post-effective amendment thereto complied or will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and did not, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, not misleading. The US Prospectus, as amended or supplemented, at the time of filing pursuant to Rule 424(b) under the Securities Act and at the Closing Date did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto or the US Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Underwriters specifically for use in the preparation thereof. No order preventing or suspending the effectiveness or use of the Registration Statement or the US Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the SEC.

1.2	The documents incorporated by reference in the US Prospectus, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the 1934 Act, including the rules and regulations thereunder, as applicable. Any further documents so filed and incorporated by reference in the US Prospectus, or further amendment or supplement thereto, when such documents are filed with the SEC, will conform in all material respects to the requirements of the 1934 Act, including the rules and regulations thereunder.

1.3	(A) The US Prospectus does not include as of the date hereof any untrue statement of a material fact or omit as of the date hereof to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the US Prospectus based upon and in conformity with written information furnished to the Company by the Underwriters specifically for use therein.

(B) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the US Prospectus Delivery Period or until any earlier date that the Company notified or notifies the Underwriters as described in Section 2.3 below, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus supplement or the US Prospectus. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Underwriters specifically for use therein.

(C) At the time of filing of the Registration Statement and as of the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act or an “excluded issuer” as defined in Rule 164 under the Securities Act.

(D) Each Issuer Free Writing Prospectus satisfied, as of its issue date and at all subsequent times through the US Prospectus Delivery Period, all other conditions as may be applicable to its use as set forth in Rules 164 and 433 under the Securities Act.

(E) The Company has not distributed and will not distribute any free writing or other prospectus or other offering material in connection with the offering and sale of the Offered Shares other than the information set forth on Schedule “B”.

1.4	The Company was, at the time of filing the Registration Statement, and remains, as of the date hereof, eligible to use Form S-3 under the Securities Act. In addition, at the time of filing of the Registration Statement and as of the date hereof, the Company had (A) a non-affiliate public float of (1) $150 million, or (2) $100 million and an annual trading volume of at least 3 million shares, (B) filed all the material required to be filed by the Company pursuant to the 1934 Act for a period of at least 36 calendar months, and (C) filed in a timely manner all reports required to be filed during the past 12 calendar months, and, in the case of (B) and (C), any portion of a month immediately preceding such dates. For purposes of this subsection 1.4, “non-affiliate public float” shall mean the number of shares held by non-affiliates of the Company multiplied by the price at which the Shares were last sold before the filing of the Registration Statement or the Closing Date, as applicable, and “annual trading volume” shall mean the volume of Company stock traded in any continuous 12 month period ended within 60 days prior to the filing of the Registration Statement or the Closing Date, as applicable.

1.5	The financial statements of the Company, together with the related notes, included or incorporated by reference in the Registration Statement and the

US Prospectus comply in all material respects with the requirements of the Securities Act and the 1934 Act and fairly present the financial condition of the Company as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with US GAAP consistently applied throughout the periods involved; and the supporting schedules included in the Registration Statement present fairly the information required to be stated therein. No other financial statements or schedules are required to be included in the Registration Statement or the US Prospectus. To the Company’s knowledge, the Auditors, which has expressed its opinion with respect to the financial statements and schedules filed as a part of the Registration Statement and included in the Registration Statement and the US Prospectus, is an independent public accounting firm within the meaning of the Securities Act and the rules and regulations of the SEC thereunder.

1.6	The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Shares.

1.7	The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

2.	Covenants of the Company

The Company covenants and agrees with each of the Underwriters that:

2.1	During the period beginning on the date hereof and ending on the completion of the distribution of the Offered Shares as contemplated in this Agreement and in the US Prospectus (the “US Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement, including any Rule 462 Registration Statement or the US Prospectus, the Company shall furnish to the Underwriters for review a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Underwriters reasonably objects.

2.2

After the date of this Agreement, the Company shall promptly advise the Underwriters in writing (i) of the receipt of any comments of, or requests for additional or supplemental information from the SEC; (ii) during the US Prospectus Delivery Period, of the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to the US Prospectus or any Issuer Free Writing Prospectus; (iii) of the time and date that any post-effective amendment to the Registration Statement becomes effective; and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending its use or the use of the US Prospectus or any

Issuer Free Writing Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Shares from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the SEC shall enter any such stop order at any time, the Company will use its reasonable best efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b), 430A and 430B, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under Rule 424(b) or Rule 433 were received in a timely manner by the SEC (without reliance on Rule 424(b)(8)).

2.3	(i) During the US Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as now and hereafter amended, and by the rules and regulations of the SEC thereunder, as from time to time in force, and by the 1934 Act, as now and hereafter amended, so far as necessary to permit the continuance of sales of or dealings in the Offered Shares as contemplated by the provisions hereof, the Registration Statement and the US Prospectus. If during such period any event occurs as a result of which the US Prospectus would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary or appropriate in the opinion of the Company or its counsel or the Underwriters or their counsel to amend the Registration Statement or supplement the US Prospectus to comply with the Securities Act or to file under the 1934 Act any document that would be deemed to be incorporated by reference in the US Prospectus in order to comply with the Securities Act or the 1934 Act, the Company will promptly notify the Underwriters and will amend the Registration Statement or supplement the US Prospectus or file such document (at the expense of the Company) so as to correct such statement or omission or effect such compliance; or (ii) if at any time following the issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus supplement or the US Prospectus, or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company has promptly notified or promptly will notify the Underwriters and has promptly amended or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

2.4	The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement (which need not be audited) covering a 12-month period that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Rules and Regulations.

2.5	During the Prospectus Delivery Period, the Company represents and agrees that, unless it obtains the prior written consent of the Underwriters, and each of the Underwriters represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the SEC; provided that the prior consent of the parties hereto shall be deemed to have been given in respect of any free writing prospectuses attached hereto. Any such free writing prospectus consented to by the Company and the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied or will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely SEC filing where required, legending and record keeping.

3.	Closing Conditions

The following are conditions precedent to the obligations of the Underwriters to purchase the Offered Shares under this Agreement, which conditions the Company covenants to use its reasonable best efforts to fulfil within the times set out herein, and which conditions may be waived in writing in whole or in part by the Underwriters:

3.1	If filing of the US Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, is required under the Securities Act or the rules and regulations of the SEC thereunder, the Company shall have filed the US Prospectus (or such amendment or supplement) or such Issuer Free Writing Prospectus with the SEC in the manner and within the time period so required (without reliance on Rule 424(b)(8) under the Securities Act); the Registration Statement shall remain effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof, any Rule 462 Registration Statement, or any amendment thereof, nor suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued; no proceedings for the issuance of such an order shall have been initiated or threatened; any request of the SEC for additional information (to be included in the Registration Statement, the US Prospectus, any Issuer Free Writing Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Underwriters and its counsel.

3.2	The Underwriters shall not have reasonably determined, and advised the Company, that the Registration Statement or the US Prospectus, or any amendment thereof or supplement thereto, or any Issuer Free Writing Prospectus, contains an untrue statement of fact which, in the Underwriters’ reasonable opinion, is material, or omits to state a fact which, in such Underwriters’ reasonable opinion, is material and is required to be stated therein or necessary to make the statements therein not misleading.

Schedule “B”

Permitted Free Writing Prospectus

None